Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into this 31st day of July, 2019 (“Effective Date”), by and between Great Lakes Dredge & Dock Corporation with and on behalf of its wholly owned subsidiary, Great Lakes Environmental & Infrastructure Solutions, LLC (collectively the “Company”) and Christopher P. Shea (“Consultant”).

WHEREAS, the Company desires to engage the services of Consultant, and Consultant desires to serve, as an independent contractor to the Company, in connection with certain services related to the divestiture of the Environmental & Infrastructure Division of the Company and transition activities provided therewith, all in accordance with the terms and conditions set forth in this Consulting Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Consulting Agreement, the parties agree as follows:

1.Engagement.  Pursuant to the terms and conditions contained in this Consulting Agreement, the Company now engages Consultant to provide, and Consultant hereby agrees to provide to the Company, the “Consulting Services” (as defined below).

2.Consulting Services.  During the Term of this Consulting Agreement, Consultant shall provide Consulting Services to the Company such as but not limited to services of a general nature related to the divestiture of the Environmental & Infrastructure Division of the Company and transition activities provided therewith including wrapping up open issues with the Company, assisting in facilitating transition services, and ensure smooth transition of staff.  Consultant shall devote such time, effort, and attention to providing the Consulting Services as may be required to fully, timely and professionally perform the Consulting Services.

3.Relationship of the Parties.

a.The Company shall provide Consultant with instructions, if any, and information necessary to perform the Consulting Services as required by the Company; provided, however, that Consultant shall be free from direction and control by the Company in connection with the actual performance of the Consulting Services, both as to the work done and the manner and means in which it is performed.  Consultant acknowledges and agrees that he is engaged in an occupation or business distinct from that of the Company, that the Consulting Services are not a part of the regular business of the Company, that Consultant is customarily engaged in an independently established trade, occupation, profession, or business of the same nature as the Consulting Services, and that the nature of the Consulting Services requires a special skill.

b.Except as otherwise required by this Consulting Agreement, Consultant shall have no obligation to work any particular hours or number of hours, but it is expected that the Consulting Services will be completed in a timely manner as required by the Company. Consultant shall supply the instrumentalities, tools, and the place for performing the Consulting Services.  Consultant acknowledges that the working relationship is of limited duration and is limited to the performance of the Consulting Services as indicated herein.

c.The parties mutually agree, intend and understand that, in performance of the Consulting Services under this Consulting Agreement, Consultant at all times will act and perform solely as an independent contractor in the performance of the Consulting Services and otherwise, and not as (and shall not be) an employee of the Company.  This Consulting Agreement shall not be deemed to represent in any way that Consultant was hired by the Company as an employee, nor does it constitute a contract of employment.  Consultant will make no representations to third parties inconsistent with the relationship established by this Consulting Agreement.

d. All amounts payable through this Consulting Agreement to Consultant shall be paid without any reduction by the Company for any taxes, including but not limited to foreign or federal, state or local income, employment, self-employment or withholding taxes.  It is the intention of the parties that Consultant shall be solely responsible for the payment of all taxes, fines, penalties or assessments imposed on or related to Consultant’s activities pursuant to this Consulting Agreement.  Consultant shall indemnify, defend, and hold harmless the Company, and each of its respective officers, directors, representatives, agents, and employees, from and against any and all liabilities which the Company may incur as a result of any failure by Consultant to pay any local, state or federal income, employment, self-employment, or withholding tax, including without limitation any failure to timely pay any estimated tax.  If it is determined at any time that Consultant is not an independent contractor under this Consulting Agreement, Consultant agrees to indemnify and hold harmless the Company for any and all taxes, interest, penalties, liabilities, expenses, and any other costs resulting from or arising out of such determination.  This obligation shall survive the expiration or earlier termination of this Consulting Agreement. Consultant is not entitled to unemployment insurance benefits unless unemployment compensation coverage is provided by Consultant or some other entity, and Consultant is obligated to pay federal and state income tax on any moneys paid pursuant to this Agreement.

e.Unless otherwise agreed in writing by the parties, Consultant shall be solely responsible for any and all expenses incurred in connection with the provision of Consulting Services pursuant to this Consulting Agreement.

f.Consultant shall not be entitled by virtue of his engagement pursuant to this Consulting Agreement to participate in any insurance, pension plans, bonus plans, or other employee benefits provided by the Company to its employees.

4.Remuneration.  In full payment and satisfaction for Consultant’s provision of Consulting Services pursuant to this Consulting Agreement, the Company shall:

a.pay Consultant a retainer for the first twelve (12) months of the Term in the amount of Sixteen Thousand Six Hundred Sixty-Seven Dollars and No Cents ($16,667.00) per month (or pro rata portion thereof) of Consulting Services, following which remuneration shall be agreed in writing on a task-by-task basis prior to the provision of such Consulting Services; and

b.allow Consultant to retain the performance-based restricted stock unit awards granted by Great Lakes Dredge & Dock Corporation in 2018 and to have the opportunity to vest in such awards in accordance with their terms; provided that (i) Consultant has performed the Consulting Services to the satisfaction of the Company, as determined in the Company’s sole discretion, (ii) this Consulting Agreement has not been earlier terminated by Consultant or the Company as set forth in Paragraph 6, below, and (iii) such awards shall be subject to the terms and conditions of the applicable award agreement and the Company’s 2017 Long-Term Incentive Plan.

The Company will reimburse Consultant for reasonable travel and/or expenses related to his provision of Consulting Services, so long as receipts for the amount of such expenses are submitted and approved by the Company.

Consultant shall invoice the Company on a monthly basis for any expenses incurred and, upon request from the Company, will provide a detailed summary of Consultant Services performed and the time engaged on each matter.

5.Outside Business Activities.  Consultant retains the right to engage in any outside business activities; provided, however, his involvement in such outside activities does not cause Consultant to breach any provision of this Consulting Agreement, including without limitation those contained in Sections 7, 8, 9, and 10, and/or under the terms of any other agreement between the parties, including those continuing obligations set forth in that certain Employment Agreement between the parties dated November 2, 2015 as amended (“Employment Agreement”) and under the terms of the Separation and General Release Agreement dated July 31, 2019 (“Separation Agreement”).

6.Term.  The term of Consultant’s engagement under this Consulting Agreement shall commence on the Effective Date and shall continue through March 31, 2021 (“Term”).

This Consulting Agreement may be terminated by Consultant during the Term upon ten (10) days’ written notice.  This Consulting Agreement may be terminated by the Company for Cause during the Term upon thirty (30) days’ written notice. “Cause” means, unless Consultant fully corrects the circumstances constituting Cause (provided such circumstances are capable of correction) prior to the expiration of the notice period: (a) Consultant’s willful and continued failure to substantially perform his services to the Company (other than any such failure resulting from Consultant’s incapacity due to physical or mental illness), (b) Consultant’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company, (c) Consultant’s conviction of, or entry by Consultant of a guilty or no contest plea to, the commission of a felony involving moral turpitude, or (d) Consultant’s breach of the non-disparagement provisions of Section 7 of this Agreement or the restrictive covenant provisions of Section 8 of this Agreement or any other restrictive covenants or terms contained in other agreements between the parties, including without limitation the Employment Agreement and the Separation Agreement.

7.Non-Disparagement. In further consideration of the payments and benefits set forth above, Consultant agrees to refrain from making any disparaging or defamatory comments to anyone (including, but not limited to, the Company’s customers) concerning the Company, its employees, agents, operations, or plans.  Consultant agrees that any inquiries concerning the Company shall be directed to the Company for response.

8.Restrictive Covenants.

In the event of a conflict between these restrictive covenants and a restrictive covenant in any other agreement between the Parties, the stricter covenant(s) shall govern.

a.Confidential Information.  Consultant acknowledges and agrees that the Confidential Information (as defined below) of the Company and any other entity related to the Company (each, a “Related Entity”) that he obtained during the course of his employment by the Company or in the performance of the Consulting Services under this Consulting Agreement is the property of the Company or such other Related Entity.  Consultant will never, directly or indirectly, disclose, publish or use any Confidential Information of which Consultant has become aware, whether or not such information was developed by him.  All duties and obligations set forth in this Consulting Agreement regarding Confidential Information shall be in addition to those which exist under any applicable trade secrets law(s) and at common law.

            As used in this Consulting Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any other Related Entity, in connection with its businesses, including but not limited to:

i.	products or services, unannounced products or services, product or service development information (or other proprietary product or service information);
ii.

fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties or suppliers, or received from any such person or entity;

iii.	accounting or financial records;
iv.	strategic business plans;
v.	information system applications or strategies;
vi.	customer and vendor lists and employee lists and directories;
vii.	marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;
viii.	accounting and business methods;
ix.	legal advice and/or attorney work product;
x.	trade secrets and other proprietary information;
xi.	information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and
xii.

nonpublic information that was acquired by Consultant concerning the requirements and specifications of the Company’s or any other Related Entity’s agents, vendors, contractors, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that:  (i) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (ii) becomes publicly available through no fault of Consultant; or (iii) has been published in a form generally available to the public before Consultant proposes to disclose, publish, or use such information.  Further, nothing in this Consulting Agreement prohibits Consultant from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any Agency Inspector General, or making other disclosures (including but not limited to providing documents or other information) that are protected under the whistleblower provisions of federal law or regulation.  Consultant does not need the prior authorization of the Company to make any such reports or disclosures, and Consultant is not required to notify the Company that Consultant has made such reports or disclosures.  Consultant also is not limited in Consultant’s right to receive an award for information provided to any government agency.  As provided by federal law (18 U.S.C. §1833), Consultant understands that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for Consultant’s disclosure of a trade secret that is made by Consultant: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by me in a lawsuit or other proceeding, on the condition that such filing is made under seal.

b.Equitable Modification.   If any court of competent jurisdiction shall deem any provision in this Section 8 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

c.Remedies.  Consultant acknowledges that the agreements and covenants contained in this Section 8 are essential to protect the Company and its business and are a condition precedent to entering into this Consulting Agreement.   Should Consultant breach any covenants in this Section 8, then among other remedies, the duration of the covenant shall be extended by the period of any such breach.  Consultant agrees that irreparable harm would result from Consultant’s breach or threat to breach any provision of this Section 8, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred.  Consultant agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining Consultant from committing or continuing any breach without being required to post a bond.  Without limiting the foregoing, upon a breach by Consultant of any provision of this Section 8, any outstanding Remuneration for the Consulting Services under Section 4 shall cease and be forfeited .

9.Representation of Consultant.  Consultant represents and warrants to the Company that Consultant shall comply with all applicable provisions of law and other rules and regulations of any and all governmental authorities, including those relating to licensure or certification and the regulation of the provision of Consulting Services by Consultant pursuant to this Consulting Agreement.  Any and all ideas of literary, artistic, or musical materials of Consultant which Consultant may use in provision of the Consulting Services will be original and will not contravene any common law or any statutory copyright, proprietary, or other right whatsoever.  Consultant has not accepted nor agreed to accept, and will not solicit, receive, accept, or agree to accept, directly or indirectly, from any person, other than the Company, any money, service, or other valuable consideration for the inclusion of any matter as a part of these Consulting Services.

10.Ownership. The work product created, conceived, or developed by Consultant in connection with the Consulting Services, or which derive from information or materials

Consultant has received from the Company, including but not limited to any writings of Consultant (the “Work Product”) shall be and is the exclusive property of the Company, including all copyrights and other intellectual property rights embodied therein.  If any Work Product or any portion thereof, whether or not such Work Product was created at the direction of the Company, is copyrightable, it shall be deemed to be a “work made for hire,” as such term is defined in the United States Copyright Act.  If, for any reason, any such copyrightable Work Product created by Consultant is excluded from the definition of a “work made for hire,” Consultant hereby assigns and conveys to the Company the entire right, title, and interest in and to such Work Product, including Work Product created in connection with Services performed for the Company prior to the date of execution of this Consulting Agreement.  Consultant shall cooperate with the Company or its designees and execute documents of assignment, declarations, and other documents which may be prepared by the Company, and take other necessary actions as reasonably directed by the Company, to effect the foregoing or to perfect or enforce any proprietary rights resulting from or related to this Consulting Agreement.

11.Claims by Consultant.  Any claim or cause of action by Consultant against the Company shall not constitute a defense to the enforcement of the covenants set forth in this Consulting Agreement and shall not be used to prohibit injunctive relief.

12.Severability.  In the event that any provision, term, condition, paragraph, sentence, or subpart in this Consulting Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Consulting Agreement, but this Consulting Agreement shall be construed in all respects as if such invalid, illegal, or unenforceable term had been omitted.

13.Reasonable Restrictions.  Each of the provisions of this Consulting Agreement is intended not to violate public policy.  Consultant acknowledges that all of the provisions contained in this Consulting Agreement, including the covenants and confidentiality provisions, are reasonable and necessary to protect the legitimate interests of the Company.

14.Indemnification.  Except as otherwise provided herein, the Company agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Consultant against all damages, liabilities or costs including reasonable attorneys’ fees and defense costs, arising out of or in any way connected with (i) a breach of any provision of this Consulting Agreement by the Company or (ii) any acts or omissions of the Company in connection with the provision of the Consulting Services.

15.Voluntary Execution.  Each of the parties hereto has read this Consulting Agreement, understands it, and voluntarily agrees to be bound by its terms. Consultant acknowledges that he has had adequate opportunity to consult with legal counsel before signing this Consulting Agreement.  In agreeing to sign this Consulting Agreement, Consultant has not relied on any statements or explanations made by the Company, except as specifically set forth in this Consulting Agreement.

16.Governing Law; Consent to Jurisdiction; Waiver of Jury. This Consulting Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Consulting Agreement or with respect to Consultant’s services hereunder, the parties: (i) agree to submit to the exclusive jurisdiction of the federal courts located in Cook County, Illinois or state courts located in DuPage County, Illinois; (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIMS AND CAUSES OF ACTION, AND AGREE TO HAVE ANY MATTER HEARD AND DECIDED SOLELY BY THE COURT.

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IN WITNESS WHEREOF, the parties to this Consulting Agreement have executed or caused to be executed this Consulting Agreement as of the date first written above.

   CONSULTANT

Signature: /s/ Christopher P. Shea

GREAT LAKES DREDGE & DOCK CORPORATION

Signature: /s/ Mark W. Marinko

Senior Vice President, Chief Financial Officer